Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including additional amendments thereto) with respect to the shares of Common Stock, $0.001 par value per share, of Identiv, Inc., a Delaware corporation. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Radoff Family Foundation

By:	/s/ Bradley L. Radoff
Bradley L. Radoff, Director
Date:	03/20/2025

Radoff Bradley Louis

By:	/s/ Bradley L. Radoff
Bradley L. Radoff
Date:	03/20/2025